Exhibit 10(j)(iii)
APPENDIX F
TO THE NORTHROP GRUMMAN SUPPLEMENTAL PLAN 2
CPC Supplemental Executive Retirement Program
(Amended and Restated Effective as of January 1, 2005)
Appendix F to the Northrop Grumman Supplemental Plan 2 (the “Appendix”) is hereby amended and restated effective as of January 1, 2005. This restatement amends the October 1, 2004 restatement of the Appendix to address Code section 409A.
F.01	Purpose. The purpose of this Program is to give enhanced retirement benefits to eligible elected officers of the Company’s Corporate Policy Council. This Program is intended to supplement benefits that are otherwise available under the Qualified Plans.

F.02	Definitions and Construction.
(a)	Capitalized terms used in this Appendix that are not defined in this Appendix or Article I of the Plan are taken from the Qualified Plans and are intended to have the same meaning.

(b)	CPC Service.
(1)	Months of CPC Service will be determined under the rules of the Qualified Plans for determining Credited Service.

(2)	Only months of Credited Service after the commencement of a Participant’s tenure on the Corporate Policy Council will be counted.

(3)	Months of CPC Service will continue to be counted for a Participant until the earlier of (A) and (B):
(A)	The date the Participant ceases to earn benefit accrual service under either the Qualified Plans or some other defined benefit plan of the Affiliated Companies that is qualified under section 401(a) of the Code (“Successor Qualified Plan”).

(B)	Cessation of the officer’s membership on the Corporate Policy Council (whether because of termination of his membership or dissolution of the Council).

(C)	Examples: The following examples assume that the Participant continues to earn months of CPC Service under the Qualified Plans until termination of employment.

Example 1: Officer A terminates employment with the Affiliated Companies on March 31, 2004. At that time, he is still a member of the CPC. His service under this Program ceases to accrue on March 31, 2004.

Example 2: Officer B ceases to be a member of the CPC on December 31, 2005, though continuing to work for the Affiliated Companies after that date. His service under this Program ceases to accrue on December 31, 2005.
(4)	If a Participant is transferred to a position with an Affiliated Company not covered by a Qualified Plan, CPC Service will be determined as the Credited Service under the Participant’s last Qualified Plan.
(A)	If such a transfer occurs, the Participant will continue to earn deemed service credits as if he or she were still participating under the Qualified Plan.

(B)	Those deemed service credits will not be considered as earned under the Qualified Plan for purposes of determining:
(i)	benefits under the Qualified Plan or supplements to the Qualified Plan other than this Program, or

(ii)	the offset under Section F.04(b) below, including the early retirement factors associated with the plans included in the offset.
(c)	Eligible Pay. Subject to paragraphs (1) through (3) below, Eligible Pay will generally be determined under the rules of the Participant’s supplemental benefit plan (for section 401(a)(17) purposes).
(1)	For periods during which a Participant did not participate in a supplemental benefit plan, Eligible Pay will be determined by reference to the applicable qualified defined benefit retirement plan under which the Participant benefits.
(A)	Eligible Pay will be calculated without regard to any otherwise applicable limitations under the Code, including section 401(a)(17).

(B)	Eligible Pay will include compensation deferred under a Deferred Compensation Plan and in connection with the Northrop Grumman Electronic Systems Executive Pension Plan.

(C)	For purposes of (B), any compensation deferred will only be treated as compensation for Plan benefit calculation purposes in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.
(2)	For periods during which a Participant did not participate in a supplemental benefit plan or a qualified defined benefit retirement plan, Eligible Pay will be his or her annualized base pay (determined in accordance with the Northrop Grumman Retirement Plan), plus any bonuses received.
(A)	Annualized base pay is calculated without regard to any otherwise applicable limitations under the Code, including section 401(a)(17).

(B)	Annualized base pay includes compensation deferred under a deferred compensation arrangement with those deferrals treated as compensation for Plan benefit calculation purposes in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.
(3)	If a Participant experiences a Termination of Employment before December 31 of any year, Eligible Pay for the year in which the Participant’s Termination of Employment occurs is determined in accordance with the Standard Annualization Procedure in Article 2 of the Standard Definitions and Procedures for Certain Northrop Grumman Corporation Retirement Plans.
(d)	Final Average Salary will mean the Participant’s average Eligible Pay for the highest three of the last ten consecutive Plan Years. For this purpose, years will be deemed to be consecutive even though a break in service year(s) intervenes.

(e)	The benefits under this Program are designed to supplement benefits under the Qualified Plans and are therefore to be construed utilizing the same principles and benefit calculation methodologies applicable under the Qualified Plans except where expressly modified.

(f)	Benefits under this Program will be calculated without regard to the limits in sections 401(a)(17) and 415 of the Code.
F.03	Eligibility. Eligibility for benefits under this Program will be limited to those elected officers of the Company’s Corporate Policy Council, other than Charles H. Noski, designated as “Participants” by the Company’s Board of Directors or Compensation and Management Development Committee. No Participant will be entitled to any benefits under this Appendix F until he or she becomes Vested under the Qualified Plans, except to the extent provided in Section F.08.

F.04	Benefit Amount. A Participant’s total accrued benefit under this Program is his or her gross benefit under (a), reduced by (b) (as modified by (c)), and adjusted under (d). The benefit calculated under this Section F.04 will be subject to the benefit limit under Section F.05.
(a)	A Participant’s gross annual benefit under this Program will equal 3.33% x Final Average Salary x months of CPC Service ÷ 12.
(1)	The benefit payable is a single, straight life annuity commencing on the Participant’s Normal Retirement Date. The form of benefit and timing of commencement will be determined under Section F.06.

(2)	If a Participant’s benefit is paid under this Program before his Normal Retirement Date, the gross benefit will be adjusted for early commencement in accordance with Section G.04(c).
(b)	The gross benefit under (a) above (multiplied by any applicable early retirement factor) is reduced by the retirement benefits the participant is entitled to receive (including all early retirement subsidies, supplements, and other such benefits) under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified (but not contributory or defined contribution plans, programs, or arrangements).

(c)	For purposes of the offset adjustment in subsection (b):
(1)	The Participant’s gross benefit under subsection (a) will be reduced only by the benefits accrued under the plans described in (b) for the period during which the Participant earns CPC Service.
(A)	No offset will be made for accruals earned before (or after) participation in this Program.

(B)	Offsets will be made for benefits accrued under any plan while a Participant:
(i)	is employed by the Affiliated Companies; or

(ii)	was employed by a company before it became an Affiliated Company.
(C)	The offset under (b) includes any benefit enhancements under change-in-control Special Agreements (including enhancements for age and service) that Participants have entered into with the Company (“Special Agreements”).

(D)	The offset under (b) does not include:
(i)	benefits accrued under the Supplemental Retirement Income Program for Senior Executives described in Appendix A; or

(ii)	Part II benefits under the Litton Restoration Plan and Litton Restoration Plan II.
(2)	If a Participant’s benefit under this Program commences upon reaching age 65, benefits under all the plans and programs described in (b) above will be compared on the basis of a single, straight life annuity commencing at age 65 using the assumptions in Section F.09.

(3)	If a Participant’s benefit under this Program commences before age 65, benefits under this Program will be offset for the plans described in (b) above by converting the benefits paid or payable from those plans to an actuarially equivalent single life annuity benefit commencing upon retirement. For this purpose, the benefit will be converted to an early retirement benefit under each applicable plan’s terms and further adjusted, if necessary, for different normal forms of benefits or different commencement dates using the actuarial assumptions in Section F.09.
(d)	A Participant’s benefit under this Program will be no less than the benefit that would have been accrued under Appendix G had the Participant been eligible to participate in that Program.
(1)	If the net benefit calculated under Appendix G would be greater than the benefit determined in accordance with Sections F.04(a) through (c), the Participant will receive an additional amount under this Program equal to the difference between the net benefit calculated under Appendix G and the benefit calculated under Sections F.04(a) through (c).

(2)	The above comparison will be made following the application of the applicable early retirement factors and offset adjustments under this Program and Appendix G.
F.05	Benefit Limit. A Participant’s total accrued benefits under all plans, programs, and arrangements in which he or she participates, including the benefit accrued under Section F.04 and all plans included in Section F.04(b), may not exceed 60% of his or her Final Average Salary. If this limit is exceeded, the Participant’s benefit accrued under this Program will be reduced to the extent necessary to satisfy the limit.
(a)	The accrued benefits a Participant has earned under the plans included in Section F.04(b) that are taken into account for purposes of this Section are not limited to those benefits accrued during the time he or she participated in this Program (as described in Section F.04(c)(1)), but instead will count all service with the Affiliated Companies.

(b)	If a participant has previously received a distribution from one of the plans included in Section F.04(b), that previously received benefit applies toward the limit in this Section.

(c)	The Participant’s Final Average Salary is reduced for early retirement applying the factors in Section G.04(c).

(d)	The limit in this Section may not be exceeded even after the benefits under this Program have been enhanced under any Special Agreements.
F.06	Payment of Benefits.
(a)	Benefits will generally be paid in accordance with Section 2.03 of the Plan.

In addition to all other benefit forms otherwise available under this Program, effective as of January 1, 2004, a Participant may elect to have his or her benefits paid in the form of a 75% Joint and Survivor Option. Under this option, the Participant is paid a reduced monthly benefit for life and then, if the Participant’s spouse is still alive, a benefit equal to 75% of the Participant’s monthly benefit is paid to the spouse for the remainder of his or her life. If the spouse is not still alive when the Participant dies, no further payments are made. The determination of the benefit payable under this option will be made utilizing the factors for a 75% Joint and Survivor Option under the provisions of the Northrop Grumman Retirement Plan.

(b)	Except as provided in subsection (c), benefits will commence as of the first day of the month following the Participant’s Termination of Employment or, if later, as of the date the Participant’s early retirement benefit commences under the Qualified Plans.

(c)	If a Participant has a Termination of Employment because of Disability before the Participant is eligible for an early retirement benefit from a Qualified Plan, benefits may commence immediately, subject to adjustment for early commencement using the applicable factors and methodologies under Sections F.04(a)(2) and F.04(c)(3).

(d)	If a Participant dies after commencement of benefits, any survivor benefits will be paid in accordance with the form of benefit selected by the Company. If a Participant dies prior to commencement of benefits, payment will be made under Section F.07.
     The distribution rules under this Section only apply to Grandfathered Amounts. See Appendix 1 and Appendix 2 for distribution rules that apply to other Plan benefits.
F.07	Preretirement Death Benefits. If a Participant dies before benefits commence, preretirement surviving spouse benefits are payable under this Program if his or her surviving spouse is eligible for a qualified preretirement survivor annuity (as required under section 401(a)(11) of the Code) from a Qualified Plan.
(a)	Amount and Form of Preretirement Death Benefit. A preretirement death benefit paid to a surviving spouse is the survivor benefit portion of a 100% joint-and-

survivor annuity calculated using the survivor annuity factors under the Northrop Grumman Pension Plan in an amount determined as follows:
(1)	First, the Participant’s gross benefit under Section F.04(a) will be calculated and reduced, as necessary, for early retirement using the factors in Section F.04(a)(2) and adjusted, as necessary, in accordance with Section F.04(d);

(2)	Second, the target preretirement death benefit under this Program will be calculated by applying the appropriate 100% joint-and-survivor annuity factor (as provided in the Northrop Grumman Pension Plan) to the amount determined in (1); and

(3)	Third, the target preretirement death benefit determined in (2) will be reduced by the preretirement death benefits, if any, payable under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified, that are otherwise included in the offsets described under Section F.04(b) such that the sum of the preretirement death benefit payments made to the surviving spouse under all plans, including this Program, will equal, at all times, the level of payments determined to be the target preretirement death benefit (subject to the benefit limit described in Section G.05(a)).
(b)	Timing of Preretirement Death Benefit.
(1)	Benefits commence as of the first day of the month following the death of the Participant, subject to adjustment for early commencement using the applicable factors under G.04(c).

(2)	If there is a dispute as to whom payment is due, the Company may delay payment until the dispute is settled.
(c)	No benefit is payable under this Program with respect to a spouse after the spouse dies.
     The distribution rules under this Section only apply to Grandfathered Amounts. See Appendix 1 and Appendix 2 for distribution rules that apply to other Plan benefits.
F.08	Individual Arrangements. This Section applies to a Participant who has an individually-negotiated arrangement with the Company for supplemental retirement benefits.
(a)	This Section is intended to coordinate the benefits under this Program with those of any individually-negotiated arrangement. Participants with such arrangements will be paid the better of the benefits under the arrangement or under Sections F.04 or F.07 (as limited by F.05).

(b)	In no case will duplicate benefits be paid under this Program and such an individual arrangement. Any payments under this Program will be counted toward the Company’s obligations under an individual arrangement, and vice-versa.

(c)	If the benefit under an individually-negotiated arrangement exceeds the one payable under this Program, then the individual benefit will be substituted as the benefit payable under this Program (even if it exceeds the limit under F.05).

(d)	To determine which benefit is greater, all benefits will be compared, subject to adjustment for early retirement using the applicable factors and methodologies under Sections F.04(a)(2) and F.04(c)(3).

(e)	For purposes of (d), the individually-negotiated benefit will be determined in accordance with all of its terms and conditions. Nothing in this Section is meant to alter any of those terms and conditions.

(f)	This Section does not apply to the Special Agreements.
F.09	Actuarial Assumptions: The following defined terms and actuarial assumptions will be used to the extent necessary to convert benefits to straight life annuity form commencing at the Participant’s Normal Retirement Date under Sections F.04 and F.08:
Interest: Five percent (5%)
Mortality: The applicable mortality table which would be used to calculate a lump sum value for the benefit under the Qualified Plans.
Increase in Code Section 415 Limit: 2.8% per year.
Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after commencement of benefits.
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          IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 21st day of December, 2007.

NORTHROP GRUMMAN CORPORATION
By:	/s/ Debora L. Catsavas
Debora L. Catsavas
Vice President, Compensation, Benefits and HRIS